EXHIBIT 99.1
TRANSCRIPT
CORPORATE PARTICIPANTS
Howard Hochhauser
Martha Stewart Living Omnimedia — CFO
Susan Lyne
Martha Stewart Living Omnimedia — CEO and President
CONFERENCE CALL PARTICIPANTS
Michael Meltz
Bear Stearns & Co. — Analyst
Robert Routh
Jefferies & Co. — Analyst
Dennis McAlpine
McAlpine Associates — Analyst
Ben Barrett
AIG SunAmerica — Analyst
PRESENTATION

Operator
Good morning and welcome to the Martha Stewart Living Omnimedia second quarter 2006 earnings conference call and webcast [OPERATOR INSTRUCTIONS] At this time, it is my pleasure to introduce Howard Hochhauser, Chief Financial Officer of Martha Stewart Living Omnimedia. Sir, you may begin when ready.

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Thank you very much and good morning everyone. Welcome to our conference call to review second quarter 2006 results. Susan Lyne, our President and CEO, will speak about some of our recent initiatives. And then I will talk about our recent performance and our guidance for the third quarter of 2006. Our prepared remarks should take about 20 minutes and then I’ll open it up for your questions.
Before turning the call over the Susan, I’ll remind you that our discussions will contain forward-looking statements, which are made pursuant to the Private Securities Litigation Reform Act of 1995 as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. Now, let me turn things over to Susan.

Susan Lyne — Martha Stewart Living Omnimedia — CEO and President

Thank you, Howard. Good morning and thanks to all of you for joining us on our second quarter earnings conference call and webcast. It’s truly a good morning for all of us at Martha Stewart because we can finally share the results of what has been a very strong quarter. As expected, we outperformed last year’s Q2 but we also significantly exceeded guidance, with very positive results in each of our four business segments. Revenues rose 47% to $67.4 million, compared to $46 million for the second quarter of 2005, driven by strong performances in our publishing and Internet segments, along with solid results in broadcasting.
Operating loss for the second quarter decreased to $(1.8) million from $(34.2) million in the second quarter of 2005, due principally to improved ad sales. Adjusted EBITDA was $3.2 million, compared to adjusted EBITDA loss of $(11.2) million for the second quarter of 2005. And loss per share from continuing operations was $(0.01), ahead of our prior year second quarter loss of $(0.65) and Street consensus of $(0.16). This has been an extremely active quarter for us, as we continue to strategically extend our merchandising partnerships, create content that broadens our demographic reach and further develop our highly promising Internet business.
We know that these three areas can be very significant future revenue drivers, and as our numbers for the quarter show, we’re already seeing real and encouraging results. To maximize this potential, we have also filled new and key positions on our Internet, publishing and broadcasting teams with talented and experienced professionals who can help take our business to the next level.
I’d like to address each of our four segments beginning with our publishing division, which is enjoying very robust gains. Our flagship magazine, Martha Stewart Living, clearly a bellwether for our business, is registering very impressive growth in advertising revenue- a 47% increase in ad pages at a time when ad sales are notably lackluster at many magazines. Everyday Food is showing similar strength, with a 22% increase in pages. Revenue per page continues to outpace page growth at both publications. For the second time this year, Body and Soul increased its rate base to 350 from 275, that’s thousands, obviously, attracting new advertisers including Mercury, Volvic, and Motts. We currently expect the strong growth in ad pages to continue into third quarter, with Martha Stewart Living pages increasing 45% and Everyday Food pages increasing 60%, for a significant year-over-year improvement in the segment.
This quarter we saw the introduction of Blueprint, our much anticipated magazine aimed at women age 25 to 45. Blueprint extends and expands Martha Stewart Living’s central areas of expertise with coverage of fashion, beauty, health, fitness, travel, technology and culture, broadening our reach in the marketplace to a new and younger demographic. This first test issue, with an initial rate base of 250,000, was favorably received by both readers and advertisers. With very strong preliminary newsstand results and advanced subscription sales well ahead of forecast, we anticipate delivering a sizeable bonus to advertisers. Earlier this month, Sarah Humphreys joined us from Time Inc. signing on as Blueprint’s First Editor and Chief. The second test issue will hit newsstands in August, with the schedule going to six issues in 2007. We are very optimistic about Blueprint’s prospects and believe it has the potential to be a prominent and even defining voice in publishing, much like Martha Stewart Living when it appeared 15 years ago and essentially created the lifestyle magazine category.
Our broadcasting business experienced impressive growth, driven by revenue from Martha Stewart Living radio on Sirius satellite radio and Martha, our new hour long syndicated show. We are very pleased with the show, which was distinguished by six Daytime Emmy nominations and one win for Outstanding Achievement in Art Direction, Set Direction, Scenic Design. In what is an otherwise sluggish upfront market, the show is registering low single digit gains and it continues to drive consumer demand for our products. While we did not have cable day and date rebroadcast this fall, we are exploring a broadband play to further monetize the show and make it available to viewers who can’t watch in daytime.
Our Everyday Food program on TBS is in the midst of sponsorship renewals for 2007 and sales are similarly going well. We recently announced three significant broadcasting hires. Richard Claflin joined the Company as a Vice President of Programming. He is a highly experienced creative executive and will oversee the development of original programming and provide creative oversight on current programming. Jill Boulet, the new Vice President of Marketing brings a strong background in media and entertainment marketing to her role overseeing all marketing, promotion and creative services for television and radio. Elizabeth [Aiello] is the new Vice President and General Manager of Martha Stewart Living radio.
Merchandising has been a particularly active segment of our business as we continue to forge agreements that will expand our portfolio of branded products and bring them to markets. Yesterday marked the grand opening of our second community in our groundbreaking collaboration with KB Home. Hampton Oaks, in Atlanta Georgia, is part of our expanded partnership with KB to create communities of Martha Stewart designed homes across the country. We expect it to be received just as enthusiastically as our first Martha Stewart / KB community in Cary, North Carolina, where the initial release of lots sold out in only a few weeks.
We anticipate opening up another three, possibly four, communities by year end. This is turning out to be a very positive collaboration for both partners. In a softening market, the beautiful design and relative affordability of these homes, along with the strength of the Martha Stewart brand has made them a designation for home buyers. And KB’s strategic vision and experienced regional teams are driving expansion of this initiative that will bring significant revenues to MSLO.
Moving forward, we anticipate another revenue stream from Martha’s Choices, a line of interior and exterior home products including; floor coverings, lighting fixtures, bathroom fixtures, kitchen cabinets, hardware, window treatments, doors and closet organizers’ that we expect to make available next year in KB studios nationwide. We are planning a broader future rollout of this home decor portfolio of products, and on that end, have forged new licensing partnerships this quarter, including an agreement with Quality Home brand to manufactured line of Martha Stewart branded lighting and ceiling fans. We also struck an agreement with FLOR, an eco-friendly manufacturer of residential high-style modular floor coverings to manufacture a line of Martha Stewart branded carpet tiles.
As with all our licensing deals, we will have no inventory or capital costs. Our principal investment is our design staff, which we have been augmenting to deliver our new product line, including our forthcoming Martha Stewart collection at Macy’s. Those startup costs resulted in a slightly lower EBITDA this quarter to support initiatives we expect to grow to return 70% margins, in line with our Kmart margins.
The Internet is a vital part of our strategic plan. With our rich media library and archive of more than 4,500 recipes, unparalleled creative teams and our passionate consumer connections, we are uniquely positioned to be a significant presence in the Internet media landscape.
To give you a sense of our potential reach online, if just 25% of our 12 million living readers turn to our Website we’re talking about 3 million users. 25% of our weekly television audience would translate to another 2.5 million. If we can draw 10% of the 70 million women who say they buy Martha Stewart products, we’re talking 7 million users. And we’re determined to give those customers in every channel a multitude of reasons to visit our website with alerts on our packaging and in our pages and by offering television viewers recipes and instructions for the projects they see on Martha’s show. Our mission is to create a website that is both a natural extension of our brand and a go-to destination where users are empowered to find, learn, create and share online.
We won’t be simply satisfied with simply offering an easier way to access information, but want to use all the functionality of the Web to create a new and unique experience for users. To that end, we are in the process of augmenting our Internet team with accomplished and forward thinking talent. Earlier this week we announced the appointment of Holly Brown as President of our Internet segment. Holly spent seven years at Yahoo, most recently as Chief of Staff to COO Dan Rosensweig. She has actually been working with us as a consultant on the road map for our relaunch and played a key role in forging a new high margin multi-year licensing agreement with Kodak to develop a line of branded Martha Stewart personalized photo products. This is a burgeoning market, as the number of digital prints has increased from 1 billion in 2001 to a projected 11 billion in 2006, and personalized digital products are a growing piece of this business.
We are really excited about this venture. We will create a new potentially very significant revenue stream for the Company and will give people another reason to spend more time on our site, using their photographs and our templates to create unique cards, albums, calendars, recipes cards, stickers and lots more. These products and ideas will be available on the Kodak Easy Share Gallery website as well as at marthastewart.com. We plan to launch in late September with a large selection of holiday offerings, including 50% of Kodak’s holiday card selection, as well as photo books.
Additional products and new categories will be introduced at the end of the year and throughout 2007. We realize full well that our Internet business can only be as strong as the people behind it. In addition to naming Holly Brown our Internet President, we recently added three enormously accomplished and talented new members to the management team. Award winning designer Thomas Mueller joins us as Creative Director For the Internet, having held the same position at Razorfish and ArnoldOne. Christine Cook, our new Vice President Interactive Sales comes to us from IAC, and Robert Kernen, our new AVP and Director of Product Management joins us from A&E broadband, interactive and advanced television products.
As these new hires suggest, we see a tremendous opportunity in this space and are very encouraged by the results thus far. This quarter, for the first time in years, we experienced significant growth, evidence that our transition from a commerce based site to a free content advertiser supported site is a success. We will continue to pursue new initiatives, including the distribution of Martha Stewart assets, across the Web and digital devices, and to offer new tools and templates as we prepare to relaunch in first quarter 2007, setting the stage for marthastewart.com to become the essential lifestyle destination we know it can be.
Now, I will turn the call back to Howard to walk you through a more detailed financial review and our guidance for Q3 and the year.

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO

Thank you, Susan. As Susan stated, this was an excellent quarter for us as our business continues to strengthen. Total revenue rose in the quarter rose 47% or $21.5 million to $67 million, while our adjusted EBITDA increased $14.4 million to $3.2 million. Excluding the benefit from our newsstand adjustment, our EBITDA would have been break even, well ahead of our guidance of a $4-$5 million EBITDA loss. Our outperformance was chiefly a function of very robust ad rate and ad page gains in Publishing, aided by strong results at our Internet division.
I would like to touch on some of the financial highlights from the second quarter. In Publishing, advertising pages of Martha Stewart Living increased approximately 47%., and advertising pages at Everyday Food increased 22%, with advertising revenue increasing ahead of page growth for both magazines. Our particular categories of strength included food, toiletries and cosmetics, and drugs and remedies. Publishing also benefited from improvements at Body and Soul magazine, where advertising revenue grew 33%. The quarter included an investment in Blueprint of approximately $1.7 million.
In Broadcasting, our results included both our Martha television show and our Martha Stewart Living Radio channel on SIRIUS satellite radio. In Merchandising, comp store sales of our product at Kmart decreased 4.6% in the period, while year-to-date sales are down less than 1%. Our Internet segment reflects advertising revenue of $2.1 million, relative to $200,000 in the prior year quarter. Given the high margin nature of advertising revenue, along with better margin at our Flowers business and continued disciplined investment spending, we were able to report a profitable quarter, as well as the first quarter of revenue growth since 2001.
Corporate expenses decreased, largely due to lower professional fees and employee related costs. In the second quarter, the charge related to stock based compensation was $2.7 million, as compared to $21.3 million in the prior year period. We finished the quarter with $116 million in cash and short term investments, which equates to more than $2 per share.
Turning to the third quarter, we expect to report meaningful year-over-year improvements. This will occur during a seasonally slow quarter, one which this year will also be impacted by spending on new initiatives. Given the renewed health and vigor of the business, we believe that it is important to invest for the long term and we are executing on new initiatives in Publishing, Merchandising and Internet. We also remain active in seeking prudent acquisitions for the Company.
Let me now provide you with third quarter guidance on both a consolidated and segment basis. For the third quarter of 2006 we are expecting revenue in a range of $55 — $57 million. Operating income loss in the range of $(10.5) to $(11.5) million, and an adjusted EBITDA loss in the range of $(5.5) to $(6.5) million. We will be investing some of the gains from the second quarter to support the rollout of our new initiatives such as Kodak, accelerate our investment in Blueprint, which has met with strong newsstand sales, and test certain new categories of growth for our Merchandising segment.
Combining this second quarter upside with our additional investments, we expect to report full year operating loss in the range of $(6.0) to $(8.0), million, with adjusted EBITDA in the range of $12 - $14 million, up from our initial full year adjusted EBITDA guidance of $10 to $12 million. Since providing the initial guidance in February, we have increased our investment spending in Blueprint by $1 million bringing the total 2006 investment to $6 million, added $1 million of costs to support the launch of Macy’s, and modestly increased our investment in the Internet business bringing the total Internet spend closer to $4 million.
We have also added approximately $0.5 million in marketings costs, to support the launch of season two of the MARTHA show. For Publishing, third quarter revenues are expected to be approximately $35 million, while adjusted EBITDA is expected to be $3 million, including a $1.3 million investment in Blueprint, an improvement of approximately $5 million year-over-year. Broadcasting revenues are expected to be $10 million, as we launch our second season of MARTHA, our syndicated daily TV show, and approach the first anniversary of our 24 hour radio channel on SIRIUS Satellite Radio. Adjusted EBITDA loss for the quarter will approximate $0.5 million as we spend approximately $1 million in costs to promote the show for the season two launch.
Merchandising revenues for the third quarter are expected to be $8.0 to $8.5 million, while adjusted EBITDA will be in the range of $3.0 to $3.5 million. Our expenses will be about $1 million higher year-over-year as we invest in staff to support and some of our new initiatives, including our Martha Stewart Collection for Macy’s and the development of new product ideas. We expect Internet revenues to be $3.0 to $3.5 million for the quarter, with an adjusted EBITDA loss of $(1.0) to $(1.5) million, as we continue to invest in people and technology in preparation for the relaunch of our marthastewart.com website in early 2007.
Corporate expenses will be approximately $10.5 million. The launch is in 2007. Even with our investments, we remain on track with our commitment to deliver free cash flow in 2006. This concludes the formal part of our presentation. I would now like to turn the call back over to the conference operator for Q&A.

Question And Answer

Operator
Thank you. [OPERATOR INSTRUCTIONS] Our first question is coming from Michael Meltz from Bear Stearns.

Michael Meltz — Bear Stearns & Co. — Analyst
Thank you. I have three questions. You threw out a few numbers on the publishing segment. Can you just tell us what total advertising and total circ were in the quarter, as well as MSL, what as revenues and circ were? And then you gave us the Kmart comp store number. What was the Kmart total store? And then I have a follow-up.

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Okay. And Michael, congratulations to you.

Michael Meltz — Bear Stearns & Co. — Analyst
Thank you. How about yourself?

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Iam still waiting to give birth to a son, any minute.

Susan Lyne — Martha Stewart Living Omnimedia — CEO and President
We are very grateful that he waited till our earnings call was over.

Michael Meltz — Bear Stearns & Co. — Analyst
I do not know if his wife is happy.

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
She is not. So, consolidated ad revenues were up 66% or 9 million. Total circ revenue was effectively flat in the quarter. And let me just give you some detail on that. Martha Stewart Living is actually up in units and subscriptions. Last year we had that special Weddings book magazine, which was a high cover price, newsstand only magazine. So, MSL, when the ABC numbers come out, is going to be up in the low single digits. And now you wanted MSL numbers. So, MSL is up about 7 million in ad revenue and low single digits in terms of circulation revenue. And then you had a question regarding —?

Michael Meltz — Bear Stearns & Co. — Analyst

Howard, what is that 7 million percentage?

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
It is close to 90%.

Michael Meltz — Bear Stearns & Co. — Analyst
Yes, okay. And the Kmart total sales?

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
And that is relative to the 47% page growth. So, what you are seeing is gains in CPM’s across all advertising categories. So, let us talk about merchandising. You want the total sales?

Michael Meltz — Bear Stearns & Co. — Analyst
Yes.

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
So, total sales for the second quarter were down 8.6% and year-to-date are down 4.9%.

Michael Meltz — Bear Stearns & Co. — Analyst
One follow-up, you had — you mentioned in the press release the cable deal. I would presume that is pretty high margin. Can you just give us more specifics on that? And with the broadband opportunity, are there revenues attached to that or is that just to get more eyeballs on the show?

Susan Lyne — Martha Stewart Living Omnimedia — CEO and President
No, the broadband opportunity is real. What we have discovered is that we are selling out our inventory for video online very quickly. So we know there is an appetite for video among advertisers. So, we are looking at a number of different ways to do this. And it might include more sites than just our own. And, yes, the cable revenue was very high margin. It was low single digit millions to our Company.

Michael Meltz — Bear Stearns & Co. — Analyst
Okay. And sorry, one last question. On the dividend, what is the total dollar? Actually broadly speaking, can you talk about the rationale for that and what the total dollar amount is going to be?

Susan Lyne — Martha Stewart Living Omnimedia — CEO and President

Sure. Let me talk about the reason for it and then Howard can fill in some detail. We have the good fortune of operating a low capital intensive business. And during normal times, we generate meaningful cash flow. We are now back in those normal times. We are generating cash flow again and certainly will for the year, and believed we should address some excess cash on our balance sheet.
We get questions from you and everybody else about that cash all the time. After this dividend, we still expect to have around $75 million of cash at year-end. So, we will be able to aggressively invest in our businesses and also look for nonorganic growth opportunities. But this is a way for us to give shareholders a tax efficient short term value. And we think it’s the right thing to do.

Michael Meltz — Bear Stearns & Co. — Analyst
And that total number, so that is $26 million or so?

Susan Lyne — Martha Stewart Living Omnimedia — CEO and President
Yes, that sounds about right.

Michael Meltz — Bear Stearns & Co. — Analyst
Okay. Thank you.

Operator
Our next question is coming from Robert Routh from Jefferies & Company.

Robert Routh — Jefferies & Co. — Analyst
Great quarter guys. A couple of quick questions. First, I was wondering if you would comment at all on the terms related to the lighting deal that you signed? And give us any more color on the Kodak Easy Share deal in terms of; is it a higher or lower royalty rate that you normally get? What the margins, may or may not be for those particular deals? Second, I was wondering if you could comment a little bit on, following on Michael’s question of the dividend. Are there any plans going forward to at some point in the future possibly have a regular dividend program in place? Or is that something that’s not even considered at this stage of the game? And then I have one follow-up after that.

Susan Lyne — Martha Stewart Living Omnimedia — CEO and President
Let us start with the lighting. Obviously, the terms of our license agreements are confidential. But I think you can assume that it is in line with our other non-Kmart deals, market is a lower licensing deal across the board. So these are higher than Kmart’s, mid-high single digits. And the Kodak deal is obviously significantly higher than that. This is a very high margin business. Multiples of what our other licensing agreements are. But again, we are not going to be discussing the specifics of it. And the dividends, I think that is a little premature. This is a — as we said, a one time dividend. We will obviously look at those things year by year as we go forward.

Robert Routh — Jefferies & Co. — Analyst
Okay, great. And just one last question. You mentioned you were going to be free cash flow positive for the full year. I am wondering if you could give us any sense as to what degree you expect to generate free cash flow in ‘06? And if you could even hint at what it may be or what you think it could possibly be in ‘07 but if you can’t I understand?

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
On the free cash flow, our free cash flow actually closely approximates our EBITDA this year. It will be slightly — $1 to $2 million lower. And I do not think we want to start talking about ‘07, except we expect the business to accelerate. Actually, our CapEx needs are going to decrease. This year, we have the site rebuild; we do not have that next year. So, you have CapEx coming down and the acceleration of the rest of our businesses.

Robert Routh — Jefferies & Co. — Analyst
Great. Thank you very much.

Operator
Our next question is coming from Dennis McAlpine from McAlpine and Associates.

Dennis McAlpine — McAlpine Associates — Analyst
Thank you and good morning. Howard congratulations on your appointment. Can you talk about the TV show as to what it is making in terms of money and how you plan on improving that or what has to be done to improve that? And then could you also elaborate some more on the acquisition front? You have talked about — or in the past you’ve acquired relatively small things in the publishing area, as far as I remember. Is there some new area that you are going after? Are you looking at bigger things? What are your general requirements for that area?

Susan Lyne — Martha Stewart Living Omnimedia — CEO and President
Let me start with television. We are currently projecting the TV show to have a small loss for our second season of $2 million, although we are looking at ways to close that gap. And clearly, one of the reasons we are doing this broadband play is to do exactly that. We do think there are additional ways to monetize the show and at the same time to create value in our other businesses. And clearly, a broadband play would get more users onto the site for longer periods off time. So, it has got a multiplier affect. In the long run, we would expect and hope for that to be at least a break even business. Your second question was —?

Dennis McAlpine — McAlpine Associates — Analyst
Acquisitions.

Susan Lyne — Martha Stewart Living Omnimedia — CEO and President
Acquisitions. Yes. We look at properties all the time, certainly in the publishing arena, seeing if there is think there is a brand fit and larger opportunity for us, and where we think we could make significant improvements to the property, as we believe we have with Body and Soul, and turn it in to a profitable venture for the Company. But we have also looked at a number of other things, Internet companies and Internet content companies. And we look at things in the merchandising arena too. We are going to be very cautious about acquisitions. We think we have a very strong organic business and also a very strong development team internally. So, we will only buy something if we believe that it is going to allow us to grow the Company faster and return value to shareholders faster.

Dennis McAlpine — McAlpine Associates — Analyst

One additional question. Is there any chance of any changes coming up in the Kmart agreement as you go into the Macy’s agreement?

Susan Lyne — Martha Stewart Living Omnimedia — CEO and President
We have no expectation of that. Our Kmart business is moving apace. And I think we are working well with their team. Robin Marino, our President of Merchandising, has made a lot of very effective changes within that division. And I think everybody is working extremely well together.

Dennis McAlpine — McAlpine Associates — Analyst
Good. Thank you.

Operator
Thank you. [OPERATOR INSTRUCTIONS] Our next question is coming from Ben Barrett from AIG SunAmerica.

Ben Barrett — AIG SunAmerica — Analyst
Good quarter. I just wanted to check on the new EBITDA guidance. It looks like you have got some additional investments coming in with the Blueprint magazine and the Internet. Can you just talk about what those increased investments really are?

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Yes.

Susan Lyne — Martha Stewart Living Omnimedia — CEO and President
I can probably address that, Howard can fill in. With Blueprint, we are really accelerating some of the development spending, largely because of the positive response we have had to the first issue.
On the Internet side, we are doing a combination of things. One is beefing up some of our team more quickly, certainly on the sales end, and also investing some more dollars in some functionality that we think is going to ultimately benefit the site.
And on the merchandising side, this is really a function of our having signed more new deals than we expected at the start of the year. And ultimately, is just good news, particularly the Kodak deal, which we had no anticipation of. But these are very high margin businesses. And there is obviously going to be some investment spend to get them up and running but the benefit will start coming back to us next year.

Ben Barrett — AIG SunAmerica — Analyst
Okay. And then just a follow-up. In the publishing, you had a one-time newsstand expense reduction adjustment?

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO

Yes.

Ben Barrett — AIG SunAmerica — Analyst
Can you just walk me through exactly what that was?

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Yes, that is a $3.2 million one-time adjustment that dates back basically to ‘98. It is related to handling and promotion fees related to the magazine. And it is something that we are discovered jointly with our partner and resolved it and received the money right after the quarter ended.

Ben Barrett — AIG SunAmerica — Analyst
Okay, thanks.

Operator
Thank you. Now, I’d like to turn the floor back over to management for any closing remarks.

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
I know today is a busy day for earnings. So, everyone is probably tied up on other calls. We thank you for your participation and look forward to speaking with you next quarter. Thank you.

Operator
Thank you. This concludes today’s Martha Stewart Living Omnimedia conference call. You may now disconnect your lines at this time and have a wonderful day.